Exhibit 99.2

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3790

WebMD Announces Pricing of $300 Million of 1.50% Convertible Notes Due 2020

New York, NY (November 21, 2013)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced the pricing of its private placement of $300 million aggregate principal amount of 1.50% Convertible Notes due 2020. The notes are being offered only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933. WebMD has also granted the initial purchaser in the offering a 30-day option to purchase up to an additional $50 million aggregate principal amount of notes. Interest on the notes is payable semiannually on June 1 and December 1 of each year, commencing June 1, 2014.

The notes are convertible into shares of WebMD common stock based on an initial conversion rate of 18.9362 shares of WebMD common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $52.81 per share. The initial conversion price represents a premium of approximately 36% over the closing price of WebMD common stock on the Nasdaq Global Select Market on November 20, 2013.

Holders of the notes may require WebMD to repurchase their notes upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest.

WebMD intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include acquisitions, repurchases of WebMD common stock, and working capital. David Schlanger, Chief Executive Officer of WebMD, said: “Obtaining long-term financing at favorable rates puts WebMD in a strong position to pursue its long-term business strategies, which could include acquisitions to accelerate our entry into new markets and diversify our revenue streams.”

Consummation of the sale of the notes is subject to customary closing conditions, and there can be no assurance that the offering of the notes will be consummated. Settlement is expected to occur on November 26, 2013.

The notes and the common stock of WebMD issuable upon conversion of the notes will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

*****************************

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: our expectations concerning market opportunities and our ability to capitalize on them; and the benefits expected from new products or services. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: market acceptance of our products and services; competition for advertisers and sponsors for our public portals and mobile platforms; changes in financial markets; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

*****************************

WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

2